Exhibit 10.28

Confidential materials omitted and filed

separately with the Securities and Exchange

Commission. Asterisks denote omissions.

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PERSONAL & CONFIDENTIAL

MKS MEMORANDUM

TO:
DATE:	FEBRUARY 26, 2013
From:	Leo Berlinghieri
SUBJECT:	2013 MKS CORPORATE MANAGEMENT/KEY EMPLOYEE BONUS PLAN

Attached is a copy of your 2013 MKS Corporate Management/Key Employee Bonus Plan (“The Plan”). The Plan exists to provide key managers and employees the opportunity to benefit financially while improving MKS’ overall business performance. You have been included in the plan because you are working in a position that allows you to exert influence over how well MKS performs.

The Plan is intended to encourage us to make prudent choices about how operations are conducted. The growth of MKS is dependent upon our making decisions that constantly focus on achieving customer satisfaction while maintaining sound fiscal control. While one person alone cannot change the direction of any company, the combined decisions made by the participants in The Plan play an important part in influencing MKS’ overall business performance. The measure of our business performance for The Plan will be MKS’ financial results. This year the financial metric used to calculate performance for bonus achievement will be corporate Adjusted Operating Income. Adjusted Operating Income for The Plan is defined as GAAP Net Operating Income excluding any unanticipated charges or income not related to the operating performance of MKS.

The attached chart shows the payout of your target bonus as a function of Adjusted Operating Income. Based on our business model and current expectations, we have set a payout goal equal to 100% of your target bonus when our Adjusted Operating Income reaches $** million. As you can see from the attached chart, you will start earning a payout under this bonus plan when Adjusted Operating Income reaches $** million (subject to the terms set forth below). Your bonus payout will be 70% of target at Adjusted Operating Income of $** million, and you will receive the maximum bonus payout of 200% of target at Adjusted Operating Income of $** million.

As you well know it is difficult for us to look long-term into our industry so your efforts to carefully weigh any expenses are very much appreciated.

NOTE: Your target bonus amount is XX%1 of your 2013 eligible earnings.

This plan is confidential. Only a select group of individuals are eligible. Neither The Plan, nor the financial performance targets associated with it, should be shared with anyone inside or outside the company.

[1]	Target bonus amounts in 2013 are as follows: Leo Berlinghieri – 100%, Gerald Colella – 75%, Seth Bagshaw – 70%, John Lee – 60%, John Smith – 50%

[MKS Logo]

PERSONAL & CONFIDENTIAL

MKS MEMORANDUM

2013 Annual Corporate Management/Key Employee Bonus Plan (“The Plan”)

Based on Adjusted Operating Income

(January 1 – December 31)

The payout of your bonus will be achieved according to the schedule shown in the chart below. For example, you will receive 70% of your target bonus if our Adjusted Operating Income reaches $** million and 100% of your target bonus if Adjusted Operating Income reaches $** million. At an Adjusted Operating Income of $** million or more, you will receive 200% of your target corporate bonus.

ANNUAL BONUS

Adjusted Operating Income	Bonus Payout (percentage of target)
<$**	0%*
$**	70%
$**	75%
$**	80%
$**	90%
$**	100%
$**	125%
$**	150%
$**	175%
>=$**	200%

*	In the event that the minimum Adjusted Operating Income target set forth above would have been met but for the payment of all the bonuses in The Plan, then in such case, a pro rata portion of the bonus (based on each Participant’s individual bonus target) shall be paid to each participant in The Plan, but only to the extent that the Adjusted Operating Income after such payment is no less than the minimum target Adjusted Operating Income above. For example, if (1) the Adjusted Operating Income prior to the payment of bonuses were $** million, and (2) the payment of bonuses under The Plan to all participants at 70% would cause the Adjusted Operating Income to be less than $** million, then MKS would instead make pro rata payments such that the aggregate of the Bonuses paid by MKS would be $** million, resulting in a post-bonus payment Adjusted Operating Income of $** million (the minimum target set forth above).

This information is extremely confidential and should be treated as such. Please do not share this information with anyone inside or outside of

MKS Instruments, Inc.

[MKS Logo]

2013 MKS Corporate Management/

Key Employee Bonus Plan

The Plan is based on fiscal year performance (January through December). Performance measurements are set at the beginning of the fiscal year.

Plan participants have all of their bonus tied to achievement of corporate goals.

Participation/Approval:

Participation in The Plan requires the approval of the most senior individual in each organization as well as Human Resources and the Chief Executive Officer and President. Participation in The Plan is reviewed on an annual basis. Past participation in this program, as well as the percentage target, is not guaranteed for subsequent plan years.

Payout:

The bonus payout amount is a percentage of eligible W-2 earnings received during the plan period, i.e. “base salary” including regular, holiday, vacation, sick, and retro pay. All bonus payments are excluded from this calculation.

Clawback:

In the event that you are, on the date the Plan is provided to you, an “executive officer” of the Company (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) then any bonus payment made hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy (the “Clawback Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s application, implementation and enforcement of (i) any applicable Clawback Policy in effect as of the date of The Plan and (ii) any provision of applicable law relating to cancellation, recoupment, rescission or payment of compensation and agrees that the Company may take such actions as may be necessary to effectuate the Clawback Policy without further consideration or action.

Administration:

Bonus payout is made as soon as possible after the end of the fiscal year and the performance assessment has been completed, but in no event later than March 15 of the subsequent year.

Note: In order to receive the bonus payment the plan participant must be actively employed as of the payout date of The Plan.

MKS reserves the right to change The Plan at any time, subject to senior management discretion. In no way does The Plan create a contract of employment.